UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Chemung Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Subsidiaries:	Chemung Canal Trust Company CFS Group, Inc.

April 1, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation to be held at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York on Wednesday, May 11, 2011, at 2:00 p.m.

At the Annual Meeting shareholders will be asked to elect three directors.  The attached Proxy Statement further describes this matter.

Whether or not you plan to attend the Annual Meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or via the Internet as soon as possible.

We appreciate your continued support of Chemung Financial Corporation and our banking subsidiary, Chemung Canal Trust Company.

Sincerely,
Ronald M. Bentley
President & CEO

(THIS PAGE INTENTIONALLY LEFT BLANK)

CHEMUNG FINANCIAL CORPORATION

One Chemung Canal Plaza
Elmira, New York  14901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 11, 2011

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of the Shareholders of Chemung Financial Corporation will be held at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York, on Wednesday, May 11, 2011 at 2:00 p.m., for the following purposes:

1.	The election of three directors for a term of three years expiring in 2014.
2.	The ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.
To consider and transact such other business as may properly come before the meeting or any adjournment thereof.  At the present time, the Board of Directors knows of no other business to come before the meeting.

Whether or not you plan to attend the meeting, It is important that your shares are represented at the meeting.  Accordingly, vote by completing, signing and mailing the enclosed postage-paid envelope, or voting by telephone or via the Internet following the instructions on the proxy card.  If you do attend the annual meeting, you may revoke your proxy and vote your shares in person.

The close of business on March 21, 2011 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 11, 2011:

The 2011 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2010 are available at www.amstock.com/proxyservices/viewmaterials.asp

By Order of the Board of Directors

Jane H. Adamy
Secretary

Dated:	April 1, 2011
Elmira, New York

CHEMUNG FINANCIAL CORPORATION
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 11, 2011

INFORMATION REGARDING THE ANNUAL MEETING

Time and Place of the Meeting

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Chemung Financial Corporation (“Chemung Financial” or “the Company”) to be held on Wednesday, May 11, 2011 at 2:00 p.m., at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York.

This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to shareholders on or about April 1, 2011.  In the proxy statement, the “Bank” refers to Chemung Canal Trust Company, Chemung Financial’s subsidiary bank.

Shareholders Entitled to Vote

The record date for the meeting is March 21, 2011.  Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. On the record date there were 3,565,610 shares of common stock of the Company outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter that properly comes before the meeting.

Proxies and Voting Procedures

Shares represented by properly executed proxies will be voted as directed.  If a proxy does not specify how it is to be voted, it will be voted as the Board recommends – that is, FOR the election of the three director nominees named in the proxy statement and FOR the ratification of Crowe Horwath as our independent registered public accounting firm.  Abstentions are voted neither “for” nor “against,” but are counted in the determination of a quorum.  The Board of Directors knows of no other business to be brought before the Annual Meeting but if any other matters are properly presented at the meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

We offer three alternative ways to vote your shares:

To Vote by Internet – You can access the web page at www.voteproxy.com and follow the on-screen instructions.  Have your proxy card available when you access the web page.

To Vote by Telephone – If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the instructions.  Have your proxy card available when you call.

To Vote by Mail – To vote by mail, please sign, date and mail your proxy card in the envelope provided as soon as possible.

The deadline for the telephone and internet voting is 11:59 p.m. Eastern Daylight Time on May 10, 2011.  A shareholder may revoke a proxy vote at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, or by delivering a later dated proxy, or by voting in person at the Annual Meeting.

Required Vote

There are no cumulative voting rights.  Nominees for director will be elected by a plurality of votes cast at the annual meeting by holders of common stock present in person, or represented by proxy and entitled to vote on such election, meaning that the nominees for each directorship who receive the most votes will be elected.  Only shares voted in favor of a nominee will be counted toward the achievement of a plurality.  Any other matter requires the affirmative vote of a majority of the votes cast at the meeting, except as otherwise provided in the Company’s bylaws or Certificate of Incorporation.

Solicitation of Proxies

The cost of soliciting proxies will be paid for by the Company.  In addition to solicitations by mail, some of the directors, officers or employees of the Company may conduct solicitations in person or by telephone or other appropriate means without remuneration.  The company may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years.  The Board is not aware that any nominee named in this proxy statement will be unable or unwilling to serve as a director.

Shareholders will be entitled to elect three directors for a three-year term expiring at the 2014 Annual Meeting, or until their respective successors have been duly elected and qualified.  Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if properly executed and returned, will be voted FOR the election of the nominees.  Should any nominee become unable to serve as a director, the persons named in the proxy to represent shareholders will vote for any nominee, if any, who may be nominated by the Board.  The Company is currently anticipating a merger with Fort Orange Financial Corporation (“FOFC”) in Albany, New York.  As part of the Agreement and Plan of Merger, two of FOFC’s directors will join the Board of Chemung Financial Corporation upon the consummation of the merger, in accordance with the Company’s bylaws.

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, other director positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board’s effectiveness as a whole.  Robert E. Agan who has served on the board since 1986 and Charles M. Streeter Jr. who has served on the board since 1979 are retiring at this meeting and therefore not seeking re-election.

Nominees for Election, Term Expires 2014

Bruce W. Boyea, age 59, was appointed as director in March 2011.  He has served as Chairman, President and CEO of Security Mutual Life Insurance Company of New York, a life insurance company, since 1999.  He is also Chairman of Security Administrators, Inc., a subsidiary of Security Mutual that provides pension administration services to small and medium-sized companies.  Qualifications to serve on the Board include strategic planning skills, financial management experience, business management, sales and marketing expertise, corporate oversight and leadership skills, and over thirty years experience in the insurance industry.

Stephen M. Lounsberry III, age 57, has served as a director since 1995.  He is President of Applied Technology Manufacturing, a manufacturer of machined industrial and railroad component parts, a position he has held since 1981.  Qualifications to serve on the Board include experience in management, marketing, sales, operations, and strategic planning.  He was also a commercial bank internal auditor and vice president of a community bank, through which he gained experience and knowledge of all aspects of banking.

Thomas K. Meier, age 70, has served as a director since 1988.  He has served as President of Elmira College since 1987.  Qualifications to serve on the Board include ten years of management experience with a Fortune 100 company, organizational skills, and experience in marketing and strategic planning.

The Board of Directors recommends a vote “FOR” each of the above nominees.

Continuing Directors, Term Expires 2012

David J. Dalrymple, age 57, has served as a director since 1993, and is currently Chairman of the Board of the Company and the Bank.  He has held the position of President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies, since 1993.  Mr. Dalrymple is the brother of Robert H. Dalrymple, also a director of the Company.  Qualifications to serve on the Board include over three decades of experience in business ownership, financial planning experience, and strong managerial and organizational skills.

William D. Eggers, age 66, has served as a director since 2002.  He has been Senior Counsel with the law firm of Nixon Peabody LLP since 2007 and prior thereto served as Senior Vice President and General Counsel of Corning Incorporated, a diversified manufacturing company, from 1997 until 2007.  Qualifications to serve on the Board include nine years of experience as legal counsel to a Fortune 500 public company, including experience as counsel to audit and finance committees, and service for five years on the company’s risk management council.

John F. Potter, age 65, has served as a director since 1991.  He has been President of Seneca Beverage Corporation, a wholesale distributor of beer and water products since 1968.  Qualifications to serve on the Board include experience in all aspects of business ownership, business planning, entrepreneurial experience, management experience, sales and marketing, and customer relations skills.

Robert L. Storch, age 67, has served as a director since 2009.  He owned and managed a dairy farm that included breeding and merchandising purebred cattle for both domestic and international markets from 1966 until 2004.  He served as a board member and officer of several agricultural organizations that dealt with land management and dairy product marketing.  He also served for sixteen years as a board member of the Bank of Canton.  Qualifications to serve on the Board include experience in business management, business planning, sales and marketing.

Jan P. Updegraff, age 68, has served as a director since 1996.  He retired from the Bank on December 31, 2007.  He was President and Chief Executive Officer of the Company and the Bank from 1998 to 2006 and Vice Chairman of the Board from 2006 to 2007.  Qualifications to serve on the Board include over three decades of experience in the banking industry, leadership skills, experience in corporate finance, customer relations and corporate oversight skills.

Continuing Directors, Term Expires 2013

Ronald M. Bentley, age 58, has served as a director since March 2007.  He has served as the President and Chief Executive Officer of the Company since March 2007 and as President and Chief Operating Officer of the Bank from July 2006 to April 2007.  He was formerly the President of Retail Banking at NBT Bancorp Inc. from 2005 to 2006 and Executive Vice President of Retail Banking and Regional President at NBT Bancorp Inc. from 2003 to 2005.  Qualifications to serve on the Board include thirty-five years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

Robert H. Dalrymple, age 60, has served as a director since 1995.  Since 1994, he has been Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies.  Mr. Dalrymple is the brother of David J. Dalrymple, also a director of the Company.  Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Clover M. Drinkwater, age 64, has served as a director since January 2005.  She has held the title of Partner in the law firm of Sayles & Evans since 1986.  Qualifications to serve on the Board include strong leadership skills, expertise in tax and legal matters and thirty years of legal experience in trust and estate administration.

Ralph H. Meyer, age 71, has served as a director since 1981.  He retired on August 1, 1998 as President and Chief Executive Officer of Guthrie Healthcare System, a vertically integrated health care delivery system, a position he held from 1982 until 1998.  Qualifications to serve on the Board include corporate accounting skills, management experience, and strategic planning and organizational skills.

Richard W. Swan, age 62, has served as a director since 1984.  He has served as Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency, since 2007 and was formerly President of Swan & Sons-Morss Co., Inc. from 1983 until 2007.  Qualifications to serve on the Board include business management skills, sales experience and all aspects of business ownership.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

The following table provides information regarding the ownership of the outstanding common stock of Chemung Financial Corporation as of March 21, 2011.  Information is included for 1) owners of more than 5% of common stock (other than directors or officers), 2) directors and nominees for directors, 3) named executive officers listed in the Summary Compensation Table; and, 4) executive officers and directors as a group.  Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed.

Five Percent Shareholders:

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

Chemung Canal Trust Company Elmira, NY 14901	406,680	1	11.41%
Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan Elmira, NY 14901	188,826	2	5.30%
Directors, Nominees and Named Executive Officers:

Robert E. Agan	33,878		*
Ronald M. Bentley	13,800		*
Bruce W. Boyea	500		*
Clover M. Drinkwater	7,174		*
David J. Dalrymple	350,874	3, 5	9.84%
Robert H. Dalrymple	285,722	4, 5	8.01%
William D. Eggers	8,048		*
Stephen M. Lounsberry III	14,573	6	*
Thomas K. Meier	13,668	6	*
Ralph H. Meyer	2,400	6	*
John F. Potter	37,406	6, 7	1.05%
Robert L. Storch	1,048		*
Charles M. Streeter Jr.	15,678		*
Richard W. Swan	84,259	8	2.36%
Jan P. Updegraff	9,002	9	*
John R. Battersby Jr.	9,295	10	*
James E. Corey III	5,214	11	*
Melinda A. Sartori	4,243	11	*
Richard G. Carr	4,375	11	*
Directors and executive officers as a group (27 persons)	956,310	12	26.82%
*Less than 1% based upon 3,565,610 outstanding as of March 21, 2011
1
Held by the Bank in various fiduciary capacities, either alone or with others.  Includes 25,865 shares held with sole voting and dispositive powers and 380,815 shares held with shared voting power. There are 245,421 shares held with shared dispositive powers.  Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary.  Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

2
The Plan participants instruct the Bank, as trustee, how to vote these shares.  If a participant fails to instruct the voting of the shares, the Bank votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions.  Plan participants have dispositive power over these shares subject to certain restrictions.

3
Includes 6,915 shares held directly; 9,450 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; 307,720 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and his spouse are general partners; and 33 1/3% of the 59,416 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple is an officer, director and principal shareholder.

4
Includes 241,675 shares held directly; 8,854 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; and 33 1/3% of the 59,416 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and principal shareholder.  Includes 8,704 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

5
Includes for both David J. Dalrymple and Robert H. Dalrymple 6,983 shares which represent 46.2% of the 30,230 shares held by Susquehanna Supply Company, a corporation in which each of David J. Dalrymple and Robert H. Dalrymple has a 23.1% ownership interest.

6
Excludes shares that Messrs. Lounsberry (11,215), Meier (5,653), Meyer (19,404) and Potter (22,514) have credited to their accounts in memorandum unit form under the Company’s Deferred Directors Fee Plan.  The deferred fees held in memorandum unit form will be paid solely in shares of the Company’s common stock pursuant to the terms of the Plan and the election of the Plan participants.  Shares held in memorandum unit form under the Plan have no voting rights.

7	Includes 7,361 shares held by Mr. Potter’s spouse, as to which he disclaims beneficial ownership.

8
Includes 11,700 shares owned by Swan & Sons-Morss Co., Inc. of which Mr. Swan is a director, and 33,255 shares held in four trusts over which Mr. Swan has voting and dispositive power.  Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan’s spouse as to which Mr. Swan disclaims beneficial ownership to both.

9	Includes 2,697 shares owned by Mr. Updegraff’s spouse as to which he disclaims beneficial ownership.

10	Includes 4,399 shares owned by Mr. Battersby’s spouse as to which he disclaims beneficial ownership.

11
Includes all shares of common stock of the Company held for the benefit of each executive officer by the Bank as trustee of the Bank’s Profit Sharing, Savings and Investment Plan.  Messrs. Battersby, Corey, Carr and Mrs. Sartori have an interest in 3,954, 3,214, 3,020 and 3,537 shares, respectively.

12	Includes 27,815 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Organization and Operation

Chemung Financial is managed under the direction of its Board of Directors (the “Board”).  All members of the Board also serve on the Board of Directors of the Bank.  The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies.  Members of the Board are kept informed of the Company’s business activities through discussions with key members of the management team by reviewing materials provided to the Board and by participating in meetings of the Board and its committees.  Currently, the Board has fifteen members.

The Company separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management.  The CEO is familiar with the Company’s business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy.  The Chairman of the Board presides at all executive sessions of the Board facilitating teamwork and communication between management and the Board, while providing guidance to the CEO.  Mr. David J. Dalrymple served as Chairman of the Board in 2010.

The Company’s Governance Guidelines require that the Board consist of a substantial majority of independent directors.  The Board has determined that Messrs. Agan, Boyea, Eggers, Lounsberry, Meier, Meyer, Potter, Storch, Streeter, Swan, Updegraff and Ms. Drinkwater are independent and that none of said persons have any relationship with the Company that would impair their independence as so defined.  A copy of the Corporate Governance Guidelines can be viewed at the Corporate Governance link on the Bank's website at www.chemungcanal.com/home/info.governance.

During 2010 the Board of Directors of the Company held thirteen meetings.  The Board of Directors of the Bank also held thirteen meetings in 2010.  Each director attended at least 75% of the total board meetings and meetings of the board committees on which he or she served.

Board Committees

The committees of the Company’s Board of Directors are the Executive, Audit, Compensation and Personnel, and Nominating and Governance.

Executive Committee:  The Committee serves in a dual capacity as the Executive Committee for the Company and the Bank.  The Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Company’s bylaws.  In 2010, members of the Committee included Messrs. D. Dalrymple (Chair), Agan, Bentley, R. Dalrymple, Meier, Swan, Updegraff and Ms. Drinkwater.  Although there were no formal meetings of this Committee in 2010, the Board met in executive session following each Board meeting.

Audit Committee:  The responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Company’s independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Company, and the oversight of risk management.  All Committee members are independent as defined by applicable laws and regulations.  In 2010, members of the Committee included Messrs. Streeter (Chair), Agan, Eggers, Meyer, Potter and Storch.  Mr. Meyer has been designated by the Board as the Audit Committee’s “financial expert” in accordance with applicable laws, the Committee having determined that Mr. Meyer meets all required qualifications within the meaning of pertinent regulations.  There were six meetings of the Audit Committee in 2010.  See the report of the Audit Committee on page 18.

Compensation and Personnel Committee:  The purpose of the Compensation and Personnel Committee (the “Compensation Committee”) is to discharge the Board’s duties relating to the compensation of the executive officers and to review the Bank’s compensation policies and programs affecting other employees.  The Committee met eight times in 2010.  The members of the Compensation and Personnel Committee meet the independence requirements of applicable laws and rules as determined by the Board.  In 2010, members of the Committee included Messrs. Meyer (Chair), Agan, D. Dalrymple, R. Dalrymple, Eggers, Lounsberry, Meier and Swan.

Nominating and Governance Committee:  The Nominating and Governance Committee met four times in 2010 and included Messrs. Eggers (Chair), Lounsberry, Meyer, Potter, Streeter and Ms. Drinkwater.  The members of the Nominating and Governance Committee meet the independent requirements of applicable laws and rules as determined by the Board.  In general, the Committee oversees the Company’s corporate governance matters on behalf of the Board and is responsible for the identification and recommendation of individuals qualified to become members of the Board.  The Committee’s functions include (i) identifying, evaluating and recommending qualified director nominees; (ii) the consideration of shareholder nominees for election to the Board; (iii) reviewing the committee structure and making recommendations to the Board for committee membership; (iv) recommending corporate governance guidelines to the Board; and, (v) overseeing a self-evaluation process for the Board and its committees.

The Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills, expertise and diversity.  Among other factors, the Committee looks for director nominees who know the communities and industries that the Company serves.  The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees.

o
The Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.

o	The Committee evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

o
The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board.  In evaluating the suitability of the candidates, the Committee considers many factors including issues of character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee concludes are pertinent.  Diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

o	After such review and consideration, the Committee recommends that the Board select the slate of director nominees.

o
Shareholder recommendations for nominees to the Board must be directed in writing to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Company’s common stock that are owned by the nominee as of record date; (vii) detailed information about any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the company within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934.

Chemung Financial Corporation’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nomination, which are properly brought before an annual meeting of shareholders.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 120 calendar days prior to the date proxy statements were mailed to shareholders in connection with the previous year’s annual meeting of shareholders.  In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

A copy of the Nominating and Governance Committee Charter can be viewed at the Corporate Governance link on the Bank’s website at www.chemungcanal.com/home/info.governance.

Compensation of Directors

The Compensation Committee periodically reviews the compensation of the Board of Directors and makes recommendations to the full Board with respect to the type and amounts of compensation payable to the directors for service on the Board and Board committees.

Each non-employee director of the Company receives an annual retainer of $5,500 and a fee of $300 for each meeting of the Board of Directors and its committees attended.  The chair of each committee receives $350 for each committee meeting attended.  The Chairman of the Board receives an additional annual retainer of $2,750.  One fee is paid for attendance at meetings that serve both the Company and the Bank.  Mr. Bentley receives no cash compensation for his services as a director.

A Deferred Directors Fee Plan for non-employee directors provides that directors may elect to defer receipt of all or any part of their fees.  Deferrals are either credited with interest compounded quarterly at the Applicable Federal Rate for short-term debt instruments or converted to units, which appreciate or depreciate, as would an actual share of the Company’s common stock purchased on the deferral date.  Cash deferrals will be paid into an interest bearing account and paid in cash.  Units will be paid in shares of common stock.

Additional compensation is paid to each director in shares of the Company’s common stock in an amount equal to the total amount of cash fees earned by each director during the year, valued as of December 31, and paid in January. The following table summarizes all compensation earned by non-employee directors in 2010.

Director Compensation Table

Directors	Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Market Value of Shares	Total
Robert E. Agan	$15,700	704	$15,700	$31,400
David J. Dalrymple	$19,500	874	$19,500	$39,000
Robert H. Dalrymple	$15,900	713	$15,900	$31,800
Clover M. Drinkwater	$14,800	664	$14,800	$29,600
William D. Eggers	$18,600	834	$18,600	$37,200
Stephen M. Lounsberry III	$18,450	827	$18,450	$36,900
Thomas K. Meier	$15,000	673	$15,000	$30,000
Ralph H. Meyer	$19,150	859	$19,150	$38,300
John F. Potter	$15,850	711	$15,850	$31,700
Robert L. Storch	$14,500	685	$14,500	$29,000
Charles M. Streeter Jr.	$15,750	706	$15,750	$31,500
Richard W. Swan	$16,900	758	$16,900	$33,800
Jan P. Updegraff	$14,800	664	$14,800	$29,600
(1) Grant date as of December 31, 2010

Communicating with the Board

Shareholders may communicate in writing with the Board of Directors or with individual directors by contacting the Company’s Corporate Secretary, Jane H. Adamy, One Chemung Canal Plaza, Elmira, New York 14901. The corporate secretary will relay the question or message to the specific director identified by the shareholder or, if no specific director is requested, to the CEO.

Directors Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by a member of the Board of Directors at the Company’s annual meeting.  The Company will continue to encourage such attendance.  In 2010, thirteen directors attended the Annual Meeting of Shareholders.

The Board’s Role in Risk Oversight

The Board has charged the Audit Committee with the oversight of risk management.  In 2009, the Board created the position of Chief Risk Officer (CRO) reporting to the President and CEO and the Audit Committee.  The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization.  The CRO ensures that risk limits are appropriate for the nature and complexity of the Bank’s business activities and are consistent with the risk parameters established by the Board.  The CRO makes regular reports to the Board and Audit Committee regarding the status of risk management.

As it relates to the risks inherent in the Bank’s incentive compensation programs, joint meetings of the Audit Committee and the Compensation and Personnel Committee are held in order to determine if the Bank’s incentive compensation plans encourage excessive risk-taking.  At the present time, the committees and the Board do not believe these programs create risks that are reasonably likely to have a material adverse effect on the Company, due to the existence of internal controls and the fact that the incentive payments comprise a small portion of total compensation.  See “Compensation Discussion and Analysis” section for more information about the Bank’s incentive compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Personnel Committee

The Compensation Committee, currently consisting of Directors Meyer (Chair), Agan, D. Dalrymple, R. Dalrymple, Eggers, Lounsberry, Meier and Swan, met eight times in 2010. The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board.

Compensation Philosophy and Objectives

The Compensation Committee reviews and administers the Company’s compensation policies and practices for the Named Executive Officers (“NEOs”).  The current NEOs named in the Summary Compensation Table are President and Chief Executive Officer, Ronald M. Bentley, Chief Financial Officer and Treasurer, John R. Battersby Jr. and Bank Executive Officers James E. Corey III, Melinda A. Sartori and Richard G. Carr.

The Company’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders.  The Compensation Committee believes in a simple, straightforward approach to executive compensation and therefore has limited the number and types of programs used, as discussed below in the Elements of Compensation subsection.

The Compensation Committee’s goal is to provide a competitive level of total compensation targeted at the average level, compared to similar financial services companies.  NEOs are rewarded for satisfying both Company and individual performance goals.  In 2010, compensation components for the NEOs were: 1) base salary; 2) short and long term performance-based incentives; and, 3) retirement and other benefits.

Setting Executive Compensation - Benchmarking with Peer Companies

The Compensation Committee analyzes and uses compensation data provided by Pearl Meyer & Partners, LLC (“Pearl Meyer”) which conducts an annual compensation survey in conjunction with the New York Bankers Association, an industry trade association.  The Company has no relationship with Pearl Meyer & Partners other than as a participant in the survey.  In 2010, thirty-two New York State banks and financial institutions participated in the survey.  In 2010, the total compensation for the NEOs approximates the average of the participating banks. A listing of the participating banks is provided on page 12.

Elements of Compensation

Base Salary:  Base salary paid to executives is reviewed against market on an annual basis.  Base salary levels reflect the Compensation Committee’s perceived value of the position, both in the context of the market data for similar positions, as well as the individual fulfilling the duties of the position. Mr. Bentley reviews the base salaries of the other NEOs with the Compensation Committee and a recommendation for approval is submitted to the full Board.  The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Company’s annual business plan.

The Compensation Committee reviewed the relevant market data and considered individual performance of each NEO in 2009, and determined that the base salaries should be increased in January 2010 as follows:  Mr. Battersby $4,500; Mr. Corey $2,000; Mrs. Sartori $4,350; and Mr. Carr $5,000.  The actual base salaries for 2010 are reported in the Summary Compensation Table on page 13. Similarly in January 2011, the Compensation Committee reviewed the NEOs base salaries utilizing the same methodology (relevant market data and individual performance) and increased the base salaries as follows: Mr. Battersby $3,500; Mr. Corey $3,000; Mrs. Sartori $4,480; and Mr. Carr $10,000.

The Compensation Committee conducts an annual performance review of the CEO.  The CEO’s performance objectives are defined consistent with, and in support of, the Company’s annual business plan and performance is also measured against progress towards the attainment of the Company’s long-term strategic plan.  These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against a peer group and progress in achieving long-term strategic objectives.  The peer group consists of publicly traded banks in New York and Pennsylvania with total assets between $500 million and $6 billion.  In 2010, the following banks were included in the peer group: Community Bank System, Inc.; NBT Bancorp, Inc.; Tompkins Financial Corporation; Financial Institutions, Inc.; Arrow Financial Corporation; Canandaigua National Corporation; Alliance Financial Corporation; Citizens and Northern Corporation; Wilber Corporation; Penseco Financial Services; Penns Woods Bancorp, Inc.; and Fidelity D&D Bancorp, Inc.  In January 2011, the Committee determined that Mr. Bentley achieved his 2010 goals and he received a base salary increase of $13,000. Based on a similar assessment of the CEO’s performance in 2009, the Committee increased Mr. Bentley’s base salary by $12,000 in 2010.  The total base salary earned by Mr. Bentley in 2010 is reported in the Summary Compensation Table on page 13.

Short and Long-Term Performance-Based Incentive Compensation:  The Company has created incentive compensation programs to motivate and reward senior officers (including the NEOs) for achieving predefined goals.  The Compensation Committee and the Board do not subscribe to formula-driven incentive plans but believes in maintaining discretion over the payment of incentive compensation.  This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Company and shareholders when events beyond the control of management positively or negatively influence financial results.  In such circumstances, the Compensation Committee may reduce or increase incentive payments but in no event shall the payments be materially greater than the levels described below.  The Compensation Committee and the Board do not believe these plans are reasonably likely to have a material adverse effect on the Company.  These plans are believed to be of low risk as the plans provide for payments that comprise a moderate percentage of total compensation and, therefore, do not encourage excessive risk taking.  Furthermore, these plans generally conform to proposed sound incentive compensation policies as prescribed by the Federal Reserve Board.

The Compensation Committee considers cash awards to recognize significant efforts or individual contributions of senior officers, including the NEOs (but excluding the CEO). In 2010 these cash awards were $290,000, which represents approximately 20% of the annual base salaries of these officers.  In determining these awards, many factors are considered including, but not limited to, the Company’s net earnings vs. original plan, the financial results delivered by the senior officer’s division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Company’s success.  The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee.  There is no expectation that a cash award will be paid each year.  In 2010, these incentive compensation payments totaled $596,055 representing 32.7% of total base salaries of those receiving payments.  The following paragraphs provide a description of these plans.

In 2010, the Compensation Committee approved a Restricted Stock Plan for officers of the Company, excluding the CEO. The Board may make discretionary grants of restricted shares of the Company’s common stock to officers selected to participate in the Plan. The Board believes that these awards 1) align the interests of the Company’s executives and senior managers with the interests of the Company and its shareholders, 2) insures the Company’s compensation practices are competitive and comparable with its peers; and, 3) promotes retention of selected management level employees. The awards are based on the performance, responsibility and contributions of the NEOs and other senior officers and target an award at an average of the peer group. Mr. Bentley recommends the number of shares to be awarded to senior officers, including the NEOs, which is subject to the approval of the Compensation Committee and the Board and which may not exceed 10,000 shares per year in the aggregate. Ten senior officers including Mr. Battersby, Mr. Carr and Mrs. Sartori were awarded restricted stock in 2010. These shares vest over a five year period, lapse with termination of employment, with or without cause, and vest immediately in case of death, disability or a change of control.

President & CEO Bonus Plan:    As previously discussed, the Compensation Committee and Board determined that Mr. Bentley achieved the goals established for him in 2010 and awarded him a bonus of $168,850.  The bonus was paid in January 2011, $113,850 in cash and $55,000 in Company stock, which amounted to 2,392 shares.

Mr. Bentley also receives shares of Company stock for his service as a board director based upon an amount equal to the average compensation received by non-employee directors.  He receives no cash compensation for serving on the Board. For his 2010 Board services he received 741 shares in January 2011 with a value of $16,531.

Retirement and Other Benefits:  The Company provides retirement benefits through a combination of the Pension Plan and a 401(k) plan.  While the Company instituted a “soft freeze” to its Pension Plan and employees hired after June 30, 2010 are not eligible to participate, all NEOs are participants in the Plan and the entire cost is paid by the Company.  The benefits are payable based upon years of service and a calculation of final average compensation, which is further described on page 16.  The NEOs are eligible to participate in the 401(k) Plan on the same terms as other employees. Company contributions are discretionary in accordance with the business plan approved by the Board each year.  Employees may contribute up to 70% of base pay on a pre-tax basis up to the statutory limits.

The NEOs are eligible for the same benefits available to all other employees including life and health insurance, vacations, holidays, and personal and sick leave.

The Incentive Compensation Deferral Program allows the NEOs, and other senior officers that the Compensation Committee may approve annually, to defer some or all of their incentive cash compensation to a future date. Although all of the NEOS are eligible to participate, Mr. Corey is the only active participant in the program, which is detailed in the Nonqualified Compensation Table on page 15.

Perquisites are provided to the NEOs that the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions, and are designed to assist the executives in carrying out their duties.  Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people.  Mr. Bentley, Mr. Battersby, Mr. Corey and Mrs. Sartori have use of a Company-owned vehicle, of which personal use is subject to tax.

The Company entered into a Severance Agreement and a Change of Control Agreement with Mr. Bentley upon his joining the Company in 2006.  Under the Severance Agreement, if Mr. Bentley’s employment is terminated, he would receive his base salary for one year and would remain covered under the employee benefit programs for one year.  Under the Change of Control Agreement, Mr. Bentley would receive a range of different payments depending on the circumstances, which are further described on page 17.

The Company has entered into Change in Control Agreements with Messrs. Battersby, Corey, Carr and Mrs. Sartori.  The purpose of the agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties.  In the event of their termination, following a change in control, they would receive a severance benefit equal to two times their highest annual compensation, including salary and bonus, based on the last two years of compensation. Under the terms of the Restricted Stock Plan, if there is a change in control, all shares granted would vest and all restrictions would lapse.

Total Compensation of the NEOs

The Compensation Committee believes that the total compensation paid to the NEOs in 2010 approximates the average total compensation for similar positions at the peer banks that participated in the 2010 Pearl Meyer & Partners Banking Compensation Survey.

The following is the peer group used in the 2010 Pearl Meyer & Partners survey:

Bank of Holland	Oneida Savings Bank	ESL Federal Credit Union
Fulton Savings Bank	Orange County Trust Company	Flushing Savings Bank
Steuben Trust Company	Solvay Bank	Glens Falls National Bank & Trust
The Bank of Greene County	The Bank of Castile	New York Community Bancorp, Inc
The Lyons National Bank	The Adirondack Trust Company	Northfield Bank
Walden Savings Bank	Ulster Savings Bank	Provident Bank of NY
Brooklyn Federal Savings Bank	Wilber National Bank	Suffolk County National Bank
Evans National Bank	Alliance Bank, N.A.	Tompkins Trust Company
First Trade Union Bank	Berkshire Bank	Webster Bank
Legacy Bancorp	Columbia Bank
Mahopac National Bank	Community Bank, N.A.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Personnel Committee:

Ralph H. Meyer, Chairman	Robert H. Dalrymple
Robert E. Agan	Stephen M. Lounsberry III
William D. Eggers	Thomas K. Meier
David J. Dalrymple	Richard W. Swan

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or an employee of the Company or any of its subsidiaries during 2010 or any prior period.  None of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of the Company’s Board or Compensation Committee.

EXECUTIVE COMPENSATION

The following tables summarize compensation information paid or earned by the current NEOs of the Company and the Bank for the fiscal year ended December 31, 2010, with comparative information for 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (1)	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value (4)	All Other Compensation (5)	Total
Ronald M. Bentley President & Chief Executive Officer	2010 2009 2008	$376,077 $363,846 $348,462	$95,000 $55,000 $50,000	$71,531(2) $70,829 $67,075	$18,850 $18,192 $17,423	$64,260 $41,762 $43,773	$21,515 $20,958 $20,420	$647,233 $570,587 $547,153
John R. Battersby Jr. Executive Vice President CFO & Treasurer	2010 2009 2008	$154,327 $149,756 $142,881	$35,000 $30,000 $30,000	$20,000(3)	$7,488 $7,144	$83,776 $42,612 $68,782	$17,318 $16,742 $16,892	$310,421 $246,598 $210,139
James E. Corey III Executive Vice President	2010 2009 2008	$166,923 $164,891 $161,969	$30,000 $10,000 $15,000		$8,245 $8,098	$99,541 $52,372 $98,725	$6,862 $9,788 $9,448	$303,236 $245,296 $293,240
Melinda A. Sartori Executive Vice President	2010 2009 2008	$149,183 $144,808 $139,673	$25,000 $25,000 $25,000	$15,000(3)	$7,240 $6,984	$47,623 $18,372 $31,845	$20,274 $13,219 $12,886	$257,080 $208,639 $216,388
Richard G. Carr Senior Vice President	2010 2009	$130,154 $124,231	$30,000 $30,000	$15,000(3)	$6,212	$39,382 $19,670	$20,818 $15,093	$235,354 $195,206
(1) The amounts shown for salary and bonus represent amounts earned in 2010.
(2) The awards to Mr. Bentley were fully vested upon grant and reflect the grant date fair value computed in accordance with FASB ASC Topic 718.
      The 2010 stock awards granted to Mr. Bentley include director fees in the amount of $16,531. See table below captioned “Grants of Plan-Based
      Awards.”

(3) The amounts shown for Mr. Battersby, Mrs. Sartori and Mr. Carr represent shares granted under the Restricted Stock Plan, effective June 16,
      2010, and reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Twenty percent of the Restricted Stock awarded vests each year  commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date.

(4)  The amounts shown represent the aggregate change, from December 31, 2009 to December 31, 2010, in the present value of the named executive officers’ accumulated pension benefit from the Chemung Canal Trust Company Pension Plan and, for Mr. Bentley, from the Chemung Canal
       Trust Company Executive Supplemental Retirement Plan.

(5) The amounts shown include matching contributions made by Chemung Canal to the 401(k) Plan, dividends paid on restricted stock and perquisites, such as car and club memberships. The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. See the table below captioned “All Other Compensation Table.”

All Other Compensation Table
Name	401(k) Match	Dividends on Restricted Stock	Automobile	Club Memberships	Total
Ronald M. Bentley	$7,350		$2,350	$11,815	$21,515
John R. Battersby Jr.	$6,003	$236	$3,287	$7,792	$17,318
James E. Corey III	$6,180		$682		$6,862
Melinda A. Sartori	$5,470	$177	$898	$13,729	$20,274
Richard G. Carr	$4,969	$177		$15,672	$20,818

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Full Grant Date Fair Value of Stock Awards

Ronald M. Bentley John R. Battersby Jr. Melinda A. Sartori Richard G. Carr	01/15/10 02/03/11 12/15/10 12/15/10 12/15/10	741 (1) 2,392 (2) 942 706 706	$16,531 $55,000 $20,000 (3) $15,000 (3) $15,000 (3)
(1) Based on services as a member of the Board of Directors during 2010. Under this arrangement an award was made to Mr. Bentley in an amount equal to the average base compensation received by non-employee directors of the Board during 2010.

(2) This grant was awarded to Mr. Bentley as part of a year-end bonus of $168,850, paid $113,850 in cash and $55,000 in Company stock.

(3) These amounts represent the market value of $21.25, the closing price for the Company’s common stock on December 15, 2010.

Outstanding Equity Awards at December 31, 2010
Name	Year	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)

John R. Battersby Jr. Melinda A. Sartori Richard G. Carr	2010 2010 2010	942 (1) 706 (1) 706 (1)	$20,000 $15,000 $15,000
(1) The shares will vest ratably over five years with 20% vested as of December 15, 2011; 40% vested as of December 15, 2012; 60% vested as of
      December 15, 2013; 80% vested as of December 15, 2014; and 100% vested as of December 15, 2015.

(2) These amounts represent the market value of $21.25, the closing price for the Company’s common stock on December 15, 2010.

Nonqualified Deferred Compensation Table

The Incentive Compensation Deferral Program allows a select group of management to defer some or all of their cash bonus to a future date. Eligible employees are generally highly compensated employees and are designated by the Board from time to time. Deferred amounts are an unfunded liability of the Company and its subsidiaries. Amounts deferred earn interest compounded quarterly on the average balance during each calendar quarter at a rate during each calendar quarter equal to the Applicable Federal Rate for short-term debt instruments as computed and published by the Internal Revenue Service for the month immediately preceding the calendar quarter for which the interest computation is being made. The following table includes information about the activity in the Incentive Compensation Deferral Program for 2010.

Name	Executive Contributions 2010	Company Contribution 2010	Aggregate Earnings 2010	Aggregate Withdrawals 2010	Aggregate Balance at 12/31/2010
James E. Corey III	27,283 (1)		4 (2)		27,287 (3)
(1) This amount represents the deferral, under the Incentive Compensation Program, of a portion of bonus otherwise payable. The total bonus amount, including the deferred amount, is listed in the Bonus column of the Summary Compensation Table.

(2) This amount represents accrued interest on the amount in column 1 at the Applicable Federal Rate of 0.46% for ten days.

(3) This amount represents the year-end balance of the account under the Deferred Compensation Program.

Pension Benefits

Chemung Canal Trust Company Pension Plan:  Messrs. Battersby, Bentley, Corey, Carr and Mrs. Sartori are participants in the Chemung Canal Trust Company Pension Plan, a non-contributory defined benefit pension plan. The Pension Plan is a “qualified plan” under the IRS Code and therefore must be funded.  Contributions are deposited to the Plan and held in trust.  The Plan assets may only be used to pay retirement benefits and eligible plan expenses.  As of December 31, 2010, Mr. Battersby, Mr. Carr and Mr. Corey have reached age 55 and have completed 5 years of service to be eligible for early retirement.

Under the Plan, pension benefits are based upon final average annual compensation where annual compensation is total base earnings paid plus 401(k) salary deferrals.  Bonuses, overtime, and dividends are excluded.  The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior 10 years) times years of service (up to a maximum of 25 years) plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years).  Compensation for purposes of determining benefits under the Plan is reviewed annually.  The compensation limit for both 2010 and 2011 is $245,000.

Normal retirement age under the plan is 65.  Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55.  The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit.  The reduction is 6 2/3% for each year between age 60 and 65 that the benefit commences prior to the age of 65.  The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

Chemung Canal Trust Company Executive Supplemental Pension Plan: As described above, U.S. laws place limitations on compensation amounts that may be included under the Pension Plan.  The Executive Supplemental Pension Plan is provided to executives in order to produce total retirement benefits, as a percentage of compensation, that is comparable to employees whose compensation is not restricted by the annual compensation limit.  Pension amounts based upon the pension plan formula, which exceed the applicable limitations, will be paid under the Executive Supplemental Pension Plan.  Currently Mr. Bentley is the only active participant.

The Executive Supplemental Pension Plan is a “non-qualified plan” under the Internal Revenue Service Code.  Contributions to the Plan are not held in trust; therefore, they may be subject to the claims of creditors in the event of bankruptcy or insolvency.  When payments come due under the Plan, cash is distributed from general assets.

Pension Benefits Table

The table below sets forth the accumulated benefits to which the executives would be entitled had they terminated employment on December 31, 2010 and elected to commence their benefit at the earliest age at which they would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived.  The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2010.  The assumed interest rate is 5.65% and the mortality assumption is based upon the RP-2000 Mortality Table with projections specified by IRS Proposed Regulation  Section 1-430(h)(3)-1.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Ronald M. Bentley	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	4 4	117,080 60,964
John R. Battersby Jr.	Chemung Canal Trust Company Pension Plan	22	391,454
James E. Corey III	Chemung Canal Trust Company Pension Plan	23	610,070
Melinda A. Sartori	Chemung Canal Trust Company Pension Plan	16	195,186
Richard G. Carr	Chemung Canal Trust Company Pension Plan	13	146,513

Potential Payments upon Termination of Employment or Change in Control

The following paragraphs summarize the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2010.

Mr. Bentley is covered under a Severance Agreement and a Change of Control Agreement.  Under the Severance Agreement, if terminated involuntarily without cause, he would receive one year’s salary equal to $377,000 and employee benefits for one year equal to $12,790.

Under the Change of Control Agreement, Mr. Bentley would receive a number of payments and benefits under different circumstances:  1) Within two years following a change of control if there is (a) involuntary termination without cause or by him for good reason, or (b) there is a termination by him for any reason within one year of the change of control, he would receive cash severance equal to 2.99 times the highest annual compensation paid to him, based upon the prior two years, in the amount of $1,572,970, a present value of employee retirement plan benefits in the amount of $387,445 and a potential tax gross-up of excise tax; and 2) if he voluntarily terminates his employment more than one year after a change of control, his payments would total $793,869 comprised of cash severance of $526,077 and a present value of employee and retirement plan benefits of $267,792.

Under the Company’s executive supplemental disability benefit program Mr. Bentley, if terminated due to disability, would receive benefits that would continue until the earlier of recovery, death or age 67 with a present value of $215,185.

The Company has entered into Change of Control Agreements with executive officers Battersby, Corey, Sartori and Carr. Following a change in control, if the executive’s employment is terminated within twelve months or if the executive resigns for any reason, the agreements provide for payments of two (2) times the executive’s annual compensation (including only salary and bonus) for the last two years.  Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination.

The amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change in Control Agreements, if termination had occurred on December 31, 2010 is as follows:  Mr. Battersby $418,654; Mr. Corey $393,846; Mrs. Sartori $378,366; and, Mr. Carr $350,308.

RELATED MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires directors and certain officers of Chemung Financial and persons who beneficially own more than ten percent of the outstanding shares of Chemung Financial’s common stock to file reports of beneficial ownership and changes of beneficial ownership of shares of common stock with the Securities and Exchange Commission (“SEC”).  SEC regulations require such persons to furnish the Company with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports furnished to the Company and its representatives and certain representations that no other reports were required, all persons subject to the SEC reporting requirements filed the required reports on a timely basis.

Certain Transactions with Related Parties

A number of Chemung Financial’s directors, members of executive management and their associates are customers of Chemung Canal Trust Company.  Any extensions of credit made to them are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans with persons not related to the company and do not involve more than normal risk of collectability or present other unfavorable features to the Bank.

The law firms of Sayles & Evans, of which Ms. Drinkwater is a partner and Nixon Peabody LLP, of which Mr. Eggers is a senior counsel, each provided legal services to the Company in 2010.  The amounts paid to each of these entities were less than the established reporting thresholds.  The Bank’s policy requires that a review of related party transactions over $100,000 be conducted for potential conflict of interest and all such transactions be approved by the Board.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers, which applies to Chemung Financial’s chief executive officer, the chief auditor and other senior officers performing accounting, auditing, financial management or similar functions.  This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors.  Both codes can be viewed at the Corporate Governance link on the home page of the Bank’s website at www.chemungcanal.com/home/info.governance.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Chemung Financial Corporation’s Audit Committee (the “Committee”) assists the Board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the independent auditor’s qualifications, independence and performance, as well as the performance of its internal audit function.  The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board.  Six meetings of the Committee were held during 2010. The charter was revised in February 2011 and can be viewed on the Bank’s website www.chemungcanal.com/home/info.governance.

On March 10, 2011, the Audit Committee appointed the independent registered public accounting firm, Crowe Horwath LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2011.

The Committee has reviewed and discussed with management and with Crowe Horwath, the Company’s audited consolidated financial statements for the year ended December 31, 2010.  The Committee has received from Crowe Horwath the written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, relating to auditor independence.  The Committee also discussed the quality and adequacy of the Company’s internal controls with management and the independent auditors. In addition, the Committee also reviewed with Crowe Horwath their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with Crowe Horwath all communications required by Statement on Auditing Standards No. 61, Communications with Audit Committees, and has discussed and reviewed the results of their examination of the financial statements.

Based upon the above-mentioned reviews and discussions with management and Crowe Horwath, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Chemung Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

The Audit Committee:
Charles M. Streeter Jr., Chairman	Ralph H. Meyer
Robert E. Agan	John F. Potter
William D. Eggers	Robert L. Storch

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by Crowe Horwath LLP relating to the years ending in 2010 and 2009 are provided in the following table. All services provided by Crowe Horwath in 2010 and 2009 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,
	2010	2009
Audit Fees	$187,500	$178,500
Audit-Related Fees	9,500	10,000
Tax Fees	0	0
All Other Fees	3,660	47,130
Total Fees	$200,660	$235,630

The audit fees were for professional services rendered for the audit of the Company’s annual financial statements, management’s report on internal control over financial reporting and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements.

Audit related fees for 2010 were for professional services rendered in connection with acquisition related regulatory filings. Audit-related fees for 2009 were for professional services rendered for the audit of the Company’s student loan FFEL Program as required by the U.S. Department of Education.

The “Other Fees” billed to the Company by Crowe Horwath for 2010 include software licenses and audit work paper fees. The “Other Fees” billed to the Company by Crowe Horwath for 2009 include a compliance consulting engagement relating to BSA/AML regulations and employee benefit plans managed by the Bank, software licenses and consulting services relating to accounting standards.

Audit Committee Pre-Approval Policies and Procedures

The Committee pre-approves the audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, non-audit services, audit-related services, tax services and other services.  Crowe Horwath and management periodically report to the Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.  The Committee may also pre-approve additional services on a case-by-case basis.  In the period between meetings of the Audit Committee, the Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Committee at its next regularly scheduled meeting.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  Crowe Horwath has served as the Company’s independent auditors since 2006.  Although shareholder approval of the appointment of Crowe Horwath is not required, the Board believes that it is important to give shareholders an opportunity to ratify this selection. If it is not ratified, the Audit Committee will consider the shareholders’ views in future selections of the Company’s independent auditors.

           A representative of Crowe Horwath is expected to be present at the Annual Meeting and available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2012

The Company’s Board will establish the date for the 2012 Annual Meeting of Shareholders.  In order for a shareholder to be entitled, under the regulations of the SEC, to have a shareholder proposal included in the Company’s Proxy Statement for the 2012 meeting, the proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, at least 120 days in advance of the date in the year 2012 which corresponds to the date in the year 2011 when this Proxy Statement was first released to shareholders.  The shareholder must also satisfy the other requirements of SEC Rule 14a-8.  Note that this filing requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to offer a proposal for a vote at any annual meeting.

GENERAL

The Company’s 2010 Annual Report to Shareholders on Form 10-K, together with an abbreviated report for the twelve-month period accompanies this proxy statement, which was mailed to shareholders on or about April 1, 2011.  The annual report is not part of the proxy solicitation materials.  The Annual Report on Form 10-K is available on the Bank’s website, www.chemungcanal.com and will be furnished to any shareholder upon written request to:  Jane H. Adamy, Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be brought before the Annual Meeting other than as specified above.  If, however, any other matters should come before the 2011 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

Jane H. Adamy
Secretary

Date:	April 1, 2011
One Chemung Canal Plaza
Elmira, New York 14901

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

May 11, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330000000000000000 9   051111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Bruce W. Boyea
- ○ Stephen M. Lounsberry
- ○ Thomas K. Meier

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy will, when properly executed, be voted as directed.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted 'For' the election of the nominees in Item #1 and 'For' the proposal in Item #2.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.